Exhibit 10.13
FORM OF
2008 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN
OF
ENEXUS ENERGY CORPORATION AND SUBSIDIARIES
ARTICLE I
PURPOSE
The purposes of this 2008 Enexus Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries are to promote the interests of Enexus (as defined in Section 2.12) and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of Enexus. In addition, the Plan permits the issuance of long-term incentive awards in partial substitution of long-term incentive awards that covered shares of the common stock of Entergy Corporation immediately prior to the spin-off of Enexus by Entergy Corporation.
ARTICLE II
DEFINITIONS
The following words and phrases shall have the respective meanings under the Plan as hereinafter set forth unless the context clearly requires a different meaning:
2.1	“Award” shall mean the beneficial interest in or right to any Option, Restricted Share, Equity Award, Other Stock-Based Award or Performance Award granted from time to time under the Plan by the Committee, subject to such restrictions, terms and conditions as the Committee may determine.

2.2	“Board” shall mean the Board of Directors of Enexus.

2.3	“Cause” shall mean (a) the continued failure of a Participant to perform substantially all of his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) the willful engaging by a Participant in gross misconduct that is materially and demonstrably injurious to Enexus; or (c) the conviction of, or plea of guilty or nolo contendere to, a felony or other crime which has or may have a material adverse affect on a Participant’s ability to carry out the Participant’s duties or upon the reputation of any System Company.

2.4	“Change in Control” shall mean:
(a)	the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 25 percent or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Enexus Energy Corporation’s voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

(b)	the consummation of a merger or consolidation of Enexus Energy Corporation, or any direct or indirect subsidiary of Enexus Energy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof;

(c)	the stockholders of Enexus Energy Corporation approve a plan of complete liquidation or dissolution of Enexus Energy Corporation or there is consummated an agreement for the sale or disposition by Enexus Energy Corporation of all or substantially all of Enexus Energy Corporation’s assets; or

(d)	any change in the composition of the Board such that individuals who on the Effective Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Enexus Energy Corporation) whose appointment or election by the Board or nomination for election by Enexus Energy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on such Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.
Provided, however, that no Change in Control shall be deemed to occur by virtue of the Separation or solely by virtue of (i) the insolvency or bankruptcy of Enexus Energy Corporation; or (ii) the transfer of assets of Enexus Energy Corporation to an affiliate of Enexus Energy Corporation, provided such affiliate assumes the obligations of the Plan and agrees to continue uninterrupted the rights of the Participants under the Plan; or (iii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Enexus Energy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Enexus Energy Corporation immediately following such transaction or series of transactions.
2.5	“Change in Control Period” shall mean the period commencing on and ending twenty-four (24) calendar months following the date of a Change in Control.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulation under such section.

2.7	“Committee” shall mean the duly designated Personnel Committee of the Board, comprised solely of two or more outside directors of the Board who are non-employee directors under Rule 16b-3 promulgated under the Exchange Act, and successor rules and, with respect to Covered Participants, outside directors under Code Section 162(m). With respect to Awards granted to Outside Directors, the term “Committee” shall mean the Board.

2.8	“Common Stock” shall mean any authorized share of ownership of Enexus represented by a common stock certificate, with par value of $0.01 per share, or any other appropriate instrument evidencing same.

2.9	“Conversion Award” shall have the meaning specified in Section 12.12 hereof.

2.10	“Covered Participant” shall mean a Participant who is a “covered employee” as defined in Code Section 162(m)(3), or who the Committee believes will be such a covered employee for a Plan Year.

2.11	“Effective Date” shall mean the effective date of this Plan, as described in Section 3.1.

2.12	“Employer” shall, except as otherwise determined by the Committee, mean, with respect to a given Participant and a given Award, the System Company for whom such Participant is employed at the time an Award is granted under this Plan.

2.13	“Enexus” shall mean Enexus Energy Corporation, a Delaware corporation, and any successor of such corporation as a result of any reorganization or merger.

2.14	“Entergy Award” shall have the meaning specified in Section 12.12 hereof.

2.15	“Equity Award” shall mean an Award of a unit whose value is related to the value of shares of Common Stock but does not represent actual shares of Common Stock at the time such an Award is granted.

2.16	“Equity Award Account” shall mean the record of Equity Awards granted to a Participant under the Plan solely for accounting purposes, and shall not require a segregation of any System Company assets.

2.17	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and interpretive rulings and regulations.

2.18	“Fair Market Value” shall mean, as of any date with respect to a share of Common Stock, the closing price at which the Common Stock shall have been sold on the applicable date as reported on the New York Stock Exchange Composite Transactions Report for that date, or on the preceding trading date if that date was not a trading date. The Committee may designate a different time or method of determining the Fair Market Value, if appropriate, because of changes in the hours and methods of trading on the New York Stock Exchange. If the Common Stock ceases to be listed on the New York Stock Exchange, the Committee shall designate an alternative exchange, stock market or method of determining the Fair Market Value of the Common Stock.

2.19	“Grant Date” shall mean the date specified by the Committee on which a grant of an Award shall become effective, which date shall not be earlier than the date on which the Committee acts with respect to such grant.

2.20	“Options” shall mean incentive stock options or nonstatutory stock options, or both, all as described in Article VI of the Plan.

2.21	“Option Price” shall mean, with respect to each share of Common Stock subject to an Option, the price fixed by the Committee at which the share may be purchased pursuant to the exercise of the Option.

2.22	“Other Stock-Based Award” shall mean an Award other than an Option, Restricted Share, or Equity Award, granted from time to time under the Plan by the Committee subject to such restrictions, terms and conditions as the Committee may determine and denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock.

2.23	“Outside Director” shall mean a member of the Board who is not an employee of a System Company.

2.24	“Participant” shall mean a person who is selected for an Award under this Plan, in accordance with Article V.

2.25	“Performance Goals” shall mean the goals for a Performance Period as established by the Committee and against which performance will be measured.

2.26	“Performance Period” shall mean the period designated by the Committee during which Performance Goals must be attained and generally shall not be less than one year in duration.

2.27	“Performance Award” shall mean an Award awarded subject to attainment of Performance Goals during the applicable Performance Period, as more fully described in Article IX.

2.28	“Plan” shall mean this 2008 Equity Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries, as from time to time amended.

2.29	“Restricted Period” shall meant the period designated by the Committee during which Restricted Shares or Restricted Share Units shall be subject to a substantial risk of forfeiture and may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except as otherwise provided in the Plan and as the Committee may determine.

2.30	“Restricted Shares” shall mean shares of Common Stock of Enexus Energy Corporation which are awarded subject to restrictions on the holder’s right to sell, transfer, pledge or assign such shares and with such other restrictions as the Committee may determine, all as described in Article VII of the Plan.

2.31	“Restricted Share Units” shall mean an Equity Award that is subject to such restrictions on transfer and such forfeiture conditions as the Committee deems appropriate, all as described in Article VIII of the Plan.

2.32	“Separation Date” means the date upon which Enexus becomes publicly traded in connection with its separation from Entergy Corporation.

2.33	“System” shall mean Enexus Energy Corporation and all System Companies and, except in determining whether a Change in Control has occurred, shall include any successor thereto.

2.34	“System Company” shall mean Enexus Energy Corporation and any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by Enexus Energy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Enexus Energy Corporation, and, except in determining whether a Change in Control has occurred, shall include any successor thereto.

2.35	“Total Disability” and ‘‘Totally Disabled’’ shall have such meaning as defined under the Enexus Energy Corporation sponsored group insurance plan covering total disability, and determinations of Total Disability shall be made by the insurance company providing such coverage on the date on which the Participant, whether or not eligible for benefits under such insurance plan, becomes Totally Disabled. However, in the absence of such insurance plan or in the event the individual is an Outside Director, the Committee shall make such determination.
ARTICLE III
EFFECTIVE DATE AND SCOPE
3.1	Effective Date and Duration. The Effective Date of the Plan shall be the Separation Date and the Plan shall be deemed effective immediately before the consummation of the separation transaction pursuant to which Enexus becomes a separate publicly-held corporation for the first time. The Plan shall terminate on the 10th anniversary of the Effective Date.

3.2	Scope of Awards. Awards under this Plan may be granted in the following forms:
(a)	Options, all as described in Article VI;

(b)	Restricted Shares, as provided in Article VII;

(c)	Equity Awards and related benefits, including Performance Unit Awards and Restricted Unit Awards, all as described in Article VIII;

(d)	Performance Awards, as provided in Article IX; and

(e)	Other Stock-Based Awards, as provided in Article X.

3.3	Stock Subject to Plan. The stock to be issued, transferred or sold under the Plan shall be Common Stock. Subject to Section 12.1, the maximum aggregate of [•] shares of Common Stock, plus the number of shares of Common Stock that are covered by Conversion Awards, shall be available for delivery pursuant to Awards of Options, Restricted Shares, Equity Awards or Other Stock-Based Awards granted from time to time under the Plan, of which no more than [•] shares shall be granted as other than Options or stock appreciation rights. Shares of Common Stock that are issued in connection with Conversion Awards shall not count against the [•] share limited described above. Any Award, or portion thereof, which is settled in cash (other than a Conversion Award) shall not be applied against the maximum allocation of shares. Shares of Common Stock delivered under this Plan shall be authorized but unissued shares or open market shares of Enexus. Shares of Common Stock covered by Awards (other than a Conversion Award) which are not earned, or which are forfeited or terminated for any reason, and Options which expire unexercised or which are exchanged for other Awards, shall again be available for subsequent Awards under the Plan. Shares received in connection with the exercise of Options by delivery of other shares of Common Stock, and shares related to that portion of an Award utilized for the payment of withholding taxes shall not again be available for Awards under the Plan.
ARTICLE IV
ADMINISTRATION
4.1	Administration of Plan. The Committee shall operate and administer the Plan and shall have the authority to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons. The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

4.2	Powers of the Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. By way of illustration, the Committee shall have the following powers:
(a)	The Committee shall have the sole and exclusive power and discretion to grant Awards to Participants under the Plan, to select the Participants to receive Awards, to determine the type, size, terms and conditions of the Awards to be made to each Participant selected, to determine the time when Awards to Participants will be granted, and to prescribe the form of the agreements embodying Awards made under the Plan.

(b)	The Committee shall determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine eligibility and participation of any individual.

(c)	The Committee shall make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan.

(d)	The Committee may adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan.
Notwithstanding the foregoing, the Plan shall be administered by the Board with respect to any Award granted to an Outside Director.
4.3	Committee Actions. All findings, decisions, or determinations of any type made by the Committee pursuant to the Plan, including factual determinations, any interpretation or construction of the Plan, and the specific conditions and provisions of the Awards granted under the Plan, shall be final and conclusive and shall be binding upon all persons including, without limitation, each Participant, beneficiary, legal representative, and any other interested parties. To the maximum extent permitted by applicable law, each member of the Committee and the Board shall be indemnified and held harmless by Enexus against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) any and all amounts paid by him or her in settlement thereof, with Enexus’ approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give Enexus an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Enexus’ Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that Enexus may have to indemnify them or hold them harmless.

4.4	Delegation of Duties. With the exception of the authority to grant Awards to persons subject to Sections 16(a) and 16(b) of the Exchange Act, to persons who are Covered Participants, or to make other determinations regarding such persons, the Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

4.5	Reliance on Reports. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, Enexus and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

4.6	Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, determinations as to the key employees or outside directors to receive Awards, the terms and provisions of such Awards and the agreement(s) evidencing the same, need not be uniform and may be made by it selectively among the key employees or outside directors who receive or are eligible to receive Awards under the Plan, whether or not such key employees or outside directors are similarly situated.

4.7	Effect of Code Section 409A. The Committee shall determine the manner and the extent to which certain designated Participants may defer the receipt of certain Awards granted under this Plan to such Participants. The terms and conditions of such deferral opportunities shall be set forth in the Participant’s Award Agreement. To the extent that any Award under this Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Section 409A of the Code, the terms and administration of such Award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof and, to the extent necessary, shall be modified, replaced, or terminated in the discretion of the Committee. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may be or become subject to Code Section 409A, Enexus may adopt such amendments to the Plan and the affected Award Agreement (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exclude or exempt the Plan and any Award Agreement from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Code Section 409A.
ARTICLE V
ELIGIBILITY AND PARTICIPATION
5.1	Eligibility. Those individuals eligible for Awards under the Plan are (a) Outside Directors and (b) those key employees of a System Company determined to have significant responsibility for the continued growth, development and financial success of the Companies.